Exhibit 99.1
News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Reports Improved First Quarter Results

Summary

● First quarter comparable earnings per diluted share of 63 cents, vs. 58 cents in 2011, an increase of nearly 9 percent

●    Successfully completed construction of three emerging market beverage can plants

● Aerospace contracted backlog at the end of the quarter of $855.8 million

● Full-year free cash flow is still expected to be in the range of $450 million

BROOMFIELD, Colo., April 26, 2012—Ball Corporation [NYSE:BLL] today reported first quarter net earnings attributable to the company of $88.3 million, or 55 cents per diluted share, on sales of $2.0 billion, compared to $91.3 million, or 53 cents per diluted share, on sales of $2.0 billion in the first quarter of 2011.  Comparable earnings per share were 63 cents, an increase of nearly 9 percent over 2011 first quarter results of 58 cents.
“Ball Corporation’s improved results during the seasonally slow first quarter reflect the execution of our Drive for 10 strategy, and were driven by strong performance in our aerospace and Europe segments, continued growth in our specialty beverage packaging business in multiple markets and a lower tax rate,” said John A. Hayes, president and chief executive officer.
Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“During the quarter we broadened our geographic reach, completing construction of new plants in Brazil, China and Vietnam,” said Raymond J. Seabrook, executive vice president and chief operating officer, global packaging. “We are beginning to see signs of customer promotional activity ahead of the 2012 Olympic Games in London and the European soccer championship later this year, and we continue to focus on maximizing value in our existing businesses through increasing efficiencies.”

Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $105.5 million in the first quarter on sales of $1 billion, compared to $115.6 million on sales of $1 billion in the first quarter of 2011.
    Increased demand for specialty packaging in the U.S., especially for Ball's Alumi-Tek® botttle and specialty sizes including 7.5-ounce cans, partially offset lower than expected volumes in Brazil and a slower start

Ball Corporation · 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com              Page 1

to the year in China. Volumes in Brazil and China are expected to grow significantly in 2012 as new plants begin to supply market demand.

Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment results in the quarter were operating earnings of $53.7 million on sales of $463 million, compared to $53.1 million on sales of $443 million in 2011.
Increased demand in western and eastern Europe drove mid single-digit volume growth for beverage cans and double-digit volume growth for extruded aluminum packaging. The previously announced relocation of Ball’s European headquarters from Germany to Switzerland is on schedule and is expected to be completed in the third quarter of 2012. The new location in Zurich will centralize management functions and align more closely with customers and suppliers.

Metal Food & Household Products Packaging, Americas
Metal food and household products packaging, Americas, comparable segment results in the quarter were operating earnings of $28.0 million on sales of $330.4 million, compared to $39.8 million in 2011 on sales of $344.7 million.
First quarter results were lower due to the absence of inventory holding gains from a year ago and weaker food can volumes, partially offset by improved results in the company's extruded aluminum slug business and better segment manufacturing performance. In April, Ball announced a metal technology breakthrough called ReAl™ that enables the use of recycled aluminum in the manufacture of extruded aluminum slugs used to make metal packaging for aerosols. The resulting new metal alloy exhibits increased strength and allows meaningful lightweighting of the container without affecting package integrity.

Aerospace and Technologies
Aerospace and technologies comparable segment results were operating earnings of $19.7 million on sales of $201.6 million in the quarter, compared to $18.7 million on sales of $191.2 million in 2011. Backlog at the end of the quarter was $855.8 million.
Strong program performance from 2011 continued into 2012. During the first quarter, Rob Strain joined Ball Aerospace & Technologies Corp. as chief operating officer after serving as director of NASA’s Goddard Space Flight Center. Also during the quarter, Ball’s Ozone Mapping and Profiler Suite instrument onboard the NPP satellite began collecting data that will provide information about the global distribution of ozone, and help determine if synthetic chemicals are affecting the Earth’s climate and its habitability. In early April, NASA extended the Kepler Mission - designed to search for planets around other stars - through 2016. Ball Aerospace is the mission prime contractor for Kepler.

Ball Corporation · 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com              Page 2

Outlook
“During the quarter we extended debt maturities at favorable rates and returned more than $200 million to shareholders in the form of share buybacks and dividends,” said Scott C. Morrison, senior vice president and chief financial officer. “We expect to generate free cash flow in the range of $450 million this year, after investing approximately $400 million to maintain and grow the business.”
“We expect the momentum we built in the first quarter to continue to increase during the year as investments we made during the past 12 months will begin to contribute to our performance, especially in the second half of 2012,” Hayes said. “We continue to focus on our Drive for 10 strategy to deliver strong performance over the next decade and are on track to achieve our goal of 10 to 15 percent earnings per share growth in 2012 and beyond.”
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ approximately 14,500 people worldwide and reported 2011 sales of more than $8.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company’s first quarter 2012 results on Thursday, April 26, 2012, at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-268-5851. International callers should dial 303-223-2680. Please use the following URL for a webcast of the live call: http://www.media-server.com/m/acs/f455def0845229f27feba48c43e15ff0
For those unable to listen to the live call, a taped replay will be available at 11 a.m. Mountain Time on April 26, 2012, until 11 a.m. Mountain Time on May 3, 2012. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21583538. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “news and presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation · 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com              Page 3

Condensed Financial Statements (First Quarter 2012)

Unaudited Condensed Consolidated Statements of Earnings
	Three months ended
($ in millions, except per share amounts)	April 1, 2012	April 3, 2011

Net sales	$2,042.7	$2,011.2

Costs and expenses

Cost of sales (excluding depreciation and amortization)	(1,687.7)	(1,630.7)
Depreciation and amortization	(69.0)	(73.6)
Selling, general and administrative	(99.6)	(99.4)
Business consolidation and other activities	(4.4)	(13.5)

	(1,860.7)	(1,817.2)

Earnings before interest and taxes	182.0	194.0

Interest expense	(45.3)	(46.5)
Debt refinancing costs	(15.1)	–
Total interest expense	(60.4)	(46.5)
Earnings before taxes	121.6	147.5
Tax provision	(28.0)	(48.0)
Equity in results of affiliates	(0.2)	–

Net earnings from continuing operations	93.4	99.5

Discontinued operations, net of tax	(0.3)	(1.3)

Net earnings	93.1	98.2

Less net earnings attributable to noncontrolling interests	(4.8)	(6.9)

Net earnings attributable to Ball Corporation	$88.3	$91.3

Earnings per share:

Basic–continuing operations	$0.56	$0.55
Basic–discontinued operations	–	(0.01)
Total basic earnings per share	$0.56	$0.54

Diluted–continuing operations	$0.55	$0.54
Diluted–discontinued operations	–	(0.01)
Total diluted earnings per share	$0.55	$0.53

Weighted average shares outstanding (000s):
Basic	157,530	169,189
Diluted	160,945	172,921

Condensed Financial Statements (First Quarter 2012)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
($ in millions)	April 1, 2012	April 3, 2011

Cash Flows From Operating Activities:

Net earnings	$93.1	$98.2
Discontinued operations, net of tax	0.3	1.3
Depreciation and amortization	69.0	73.6
Deferred tax provision	9.1	4.3
Other, net	(65.0)	30.7
Changes in working capital	(324.3)	(280.9)

Cash provided by (used in) continuing operating activities	(217.8)	(72.8)
Cash provided by (used in) discontinued operating activities	(0.5)	(1.6)

	(218.3)	(74.4)

Cash Flows From Investing Activities:

Capital expenditures	(76.0)	(95.0)
Business acquisition	–	(295.2)
Other, net	(10.7)	6.0

Cash provided by (used in) investing activities	(86.7)	(384.2)

Cash Flows From Financing Activities:

Changes in borrowings, net	473.1	657.9
Issuances (purchases) of common stock, net	(191.1)	(150.6)
Dividends	(15.6)	(11.7)
Other	(14.9)	2.4

Cash provided by (used in) financing activities	251.5	498.0

Effect of exchange rate changes on cash	(5.5)	1.7

Change in cash	(59.0)	41.1
Cash–beginning of period	165.8	152.0
Cash–end of period	$106.8	$193.1

Condensed Financial Statements (First Quarter 2012)

Unaudited Condensed Consolidated Balance Sheets

($ in millions)	April 1, 2012	April 3, 2011

Assets

Cash and cash equivalents	$106.8	$193.1
Receivables, net	1,101.2	1,079.6
Inventories, net	1,124.5	1,245.7
Deferred taxes and other current assets	184.3	196.0
Total current assets	2,516.8	2,714.4

Property, plant and equipment, net	2,255.6	2,196.8

Goodwill	2,281.0	2,320.2

Other assets, net	506.0	551.6

Total assets	$7,559.4	$7,783.0

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$498.4	$320.0
Payables and other accrued liabilities	1,314.1	1,363.4
Total current liabilities	1,812.5	1,683.4

Long-term debt	3,130.5	3,197.3

Other long-term liabilities	1,267.7	1,220.0

Shareholders’ equity	1,348.7	1,682.3

Total liabilities and shareholders’ equity	$7,559.4	$7,783.0

Notes to Condensed Financial Statements (First Quarter 2012)

1. Business Segment Information

	Three months ended
($ in millions)	April 1, 2012	April 3, 2011

Sales–

Metal beverage packaging, Americas & Asia	$1,049.7	$1,032.3
Metal beverage packaging, Europe	463.0	443.0
Metal food & household packaging, Americas	330.4	344.7
Aerospace & technologies	201.6	191.2
Corporate and intercompany eliminations	(2.0)	–
Net sales	$2,042.7	$2,011.2

Earnings before interest and taxes–

Metal beverage packaging, Americas & Asia	$105.5	$115.6
Business consolidation and other activities	(1.7)	(10.9)
Total metal beverage packaging, Americas & Asia	103.8	104.7

Metal beverage packaging, Europe	53.7	53.1
Business consolidation and other activities	(1.8)	(2.6)
Total metal beverage packaging, Europe	51.9	50.5

Metal food & household packaging, Americas	28.0	39.8

Aerospace & technologies	19.7	18.7
Segment earnings before interest and taxes	203.4	213.7
Undistributed corporate expenses and intercompany eliminations, net	(20.5)	(19.7)
Business consolidation and other activities	(0.9)	–
Total undistributed corporate expenses, net	(21.4)	(19.7)
Earnings before interest and taxes	$182.0	$194.0

Notes to Condensed Financial Statements (First Quarter 2012)

2. Significant Business Consolidation Activities and Other Noncomparable Items

2012

The first quarter of 2012 included charges of $1.7 million ($1.0 million after tax) for ongoing plant closure costs related to the company’s closure of its Torrance, California, U.S., beverage can manufacturing facility (discussed further in the 2011 section below).

Also during the first quarter, the company recorded charges of $2.5 million ($1.9 million after tax) incurred in connection with the planned relocation of the company’s European headquarters from Germany to Switzerland in the third quarter of 2012.

2011

In January 2011, Ball announced plans to close its Torrance, California, U.S., beverage can manufacturing facility; relocate a 12-ounce can line from the Torrance facility to its Whitby, Ontario, Canada, facility; and expand specialty can production in its Fort Worth, Texas, U.S., facility. The company recorded an initial charge of $10.5 million ($6.4 million after tax) during the first quarter of 2011 in connection with the closure of the Torrance facility, of which $2.3 million represented the impairment of the plant facility to its net realizable value. The impairment charge was subsequently reversed during the third quarter of 2011 and the land and building were sold during the fourth quarter of 2011 for a gain of $6.9 million ($4.2 million after tax).

Also in January 2011, the company acquired Aerocan S.A.S. for €221.7 million ($295.2 million) in cash and assumed debt. During the first quarter, the company recorded transaction costs of $2.6 million ($1.7 million after tax) related to the acquisition.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three months ended
($ in millions, except per share amounts)	April 1, 2012	April 3, 2011

Net earnings attributable to Ball Corporation, as reported	$88.3	$91.3
Discontinued operations, net of tax	0.3	1.3
Business consolidation and other activities, net of tax	3.0	8.4
Debt refinancing costs, net of tax	9.2	–

Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$100.8	$101.0
Per diluted share before above transactions	$0.63	$0.58

A summary of the effects of the above transactions on earnings before interest and taxes follows:

	Three months ended
($ in millions)	April 1, 2012	April 3, 2011

Earnings before interest and taxes, as reported	$182.0	$194.0
Business consolidation and other activities	4.4	13.5

EBIT before above transactions (Comparable EBIT)	$186.4	$207.5

Ball’s management segregates the above comparable items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited condensed consolidated statements of earnings. Non-U.S. GAAP measures should not be considered in isolation.